NATIONS INSTITUTIONAL RESERVES

                           RULE 18F-3 MULTI-CLASS PLAN


   I.    INTRODUCTION.

         Pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), the following sets forth the method for allocating fees and expenses among each class of shares in the investment portfolios of Nations Institutional Reserves ("Nations Reserves") (formerly known as The Capitol Mutual Funds). In addition, this Rule 18f-3 Multi-Class Plan (the "Plan") sets forth the maximum initials sales loads, contingent deferred sales charges, Rule 12b-1 distribution fees, shareholder servicing fees, conversion features, exchange privileges and other shareholder services, if any, applicable to a particular class of shares of the portfolios. The Plan also identifies expenses that may be allocated to a particular class of shares to the extent they are actually incurred in a different amount by the class or relate to a different kind or degree of services provided to the class.

         Nations Reserves is an open-end series investment company registered under the 1940 Act, the shares of which are registered on Form N-1A under the Securities Act of 1933 (Registration Nos. 33-33144 and 811-6030). Nations Reserves elects to offer multiple classes of shares in its investment portfolios pursuant to the provisions of Rule 18f-3 and this Plan.

         Nations Reserves currently consists of the following five separate investment portfolios: Nations Cash Reserves, Nations Treasury Reserves, Nations Government Reserves, Nations Municipal Reserves and Nations Money Market Reserves (the "Funds").

         The Funds are authorized to issue the following classes of shares representing interests in the Funds: Capital Class Shares, Liquidity Class Shares, Adviser Class Shares and Market Class Shares.

  II. ALLOCATION OF EXPENSES.

         A. Pursuant to Rule 18f-3 under the 1940 Act, Nations Reserves shall allocate to each class of shares in a Fund (i) any fees and expenses incurred by Nations Reserves in connection with the distribution of such class of shares under a distribution plan adopted for such class of shares pursuant to Rule 12b-1, and (ii) any fees and expenses incurred by Nations Reserves under a shareholder servicing plan in connection with the provision of shareholder services to the holders of such class of shares.

         B. In addition, pursuant to Rule 18f-3, Nations Reserves may allocate the following fees and expenses to a particular class of shares in a single
Fund:

         (i) transfer agent fees identified by the transfer agent as being attributable to such class of shares;

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         (ii)  printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses, reports, and proxies to current shareholders of such class of shares or to regulatory agencies with respect to such class of shares;

         (iii) blue sky registration or qualification fees incurred by such class of shares;

         (iv) Securities and Exchange Commission registration fees incurred by such class of shares;

         (v) the expense of administrative personnel and services (including, but not limited to, those of a portfolio accountant, custodian or dividend paying agent charged with calculating net asset values or determining or paying dividends) as required to support the shareholders of such class of shares;

         (vi) litigation or other legal expenses relating solely to such class of shares;

         (vii) fees of the Trustees of Nations Reserves incurred as result of issues relating to such class of shares;

        (viii) independent accountants' fees relating solely to such class of shares; and

         (ix) any other fees and expenses, not including advisory or custodial fees or other expenses related to the management of the Fund's assets, relating to (as defined below) such class of shares.

         C. For all purposes under this Plan, fees and expenses "relating to" a class of shares are those fees and expenses that are actually incurred in a different amount by the class or that relate to a different kind or degree of services provided to the class. The proper officers of Nations Reserves shall have the authority to determine whether any or all of the fees and expenses described in Section B of this Part II should be allocated to a particular class of shares.

         D. Income, realized and unrealized capital gains and losses, and any expenses of a Fund allocated to each class of the Fund on the basis of the relative net assets (settled shares), as defined in Rule 18f-3, of that class in relation to the net assets of the Fund.

         E. In certain cases, NationsBanc Advisors, Inc., TradeStreet Investment Associates, Inc., Stephens Inc., First Data Investor Services Group, Inc. (formerly The Shareholder Services Group, Inc.), or another service provider for a Fund may waive or reimburse all or a portion of the expenses of a specific class of shares of the Fund. The Board of Trustees will monitor any such waivers or reimbursements to ensure that they do not provide a means for cross-subsidization between classes.

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     III.      CLASS ARRANGEMENTS.

         The following summarizes the maximum front-end sales charges, contingent deferred sales charges, Rule 12b-1 distribution fees, shareholder servicing fees, conversion features, exchange privileges and other shareholder services, if any, applicable to each class of shares of Nations Reserves. Additional details regarding such fees and services are set forth in the relevant Fund's current Prospectus and Statement of Additional Information.

         A.    CAPITAL CLASS SHARES -- ALL FUNDS.

               1.  Maximum Initial Sales Load:  None

               2.  Contingent Deferred Sales Charge:  None

               3.  Maximum Rule 12b-1 Distribution Fees:  None

               4.  Maximum Shareholder Servicing Fees:  None

               5. Conversion Features/Exchange Privileges: Capital Class Shares of a Fund shall have such conversion features and exchange privileges, if any, as are determined by or ratified by the Board of Trustees of Nations Reserves and described in the then-current prospectus for such shares of such Fund.

              6.   Other Shareholder Services:  None

         B.   LIQUIDITY CLASS SHARES -- ALL FUNDS.

              1.   Maximum Initial Sales Load:  None

              2.   Contingent Deferred Sales Charge:  None

              3. Maximum Rule 12b-1 Distribution Fees: Pursuant to a Distribution Plan adopted under Rule 12b-1, the Liquidity Class Shares of each Fund may reimburse Stephens for certain expenses incurred by Stephens in connection with
                   the distribution of Liquidity Class Shares. Such reimbursement payments may not exceed 0.30%, on an annual basis, of the average daily net assets of such shares. In addition, the Distribution Plan permits the Liquidity
                   Class Shares of Nations Cash Reserves, Nations Government Reserves, Nations Municipal Reserves and Nations Money
                   Market Reserves to pay Stephens up to 0.30%, and Nations Treasury Reserves to pay Stephens up to 0.35%, on an
                   annual basis, of the average daily net assets of such
                   shares which Stephens can use to compensate financial institutions that provide administrative and/or distribution services to the holders of Liquidity Class
                   Shares.
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              4.   Maximum Shareholder Servicing Fees: Pursuant to a Shareholder
                   Servicing Plan, the Liquidity Class Shares of each Fund may pay shareholder servicing fees of up to 0.25% of the average daily net assets of such shares.

              5. Conversion Features/Exchange Privileges: Liquidity Class Shares of a Fund shall have such conversion features and exchange privileges, if any, as are determined by or ratified by the Board of Trustees of Nations Reserves and described in the then-current prospectus for such shares of such Fund.

              6.   Other Shareholder Services:  None

         C.   ADVISER CLASS SHARES -- ALL FUNDS.

              1.   Maximum Initial Sales Load:  None

              2.   Contingent Deferred Sales Charge:  None

              3.   Maximum Rule 12b-1 Distribution/Shareholder Servicing
                   Fees: Pursuant to a Shareholder Servicing Plan adopted under Rule 12b-1, Adviser Class Shares of each Fund may pay shareholder servicing fees of up to 0.25%, on an annual basis, of the average daily net assets of such shares. The Adviser Class Shareholder Servicing Plan provides that, to the extent any portion of the fees payable under the Plan is deemed to be primarily for distribution-related services, such fees are deemed approved pursuant to the Shareholder Servicing Plan and Rule 12b-1.

              4. Conversion Features/Exchange Privileges: Adviser Class Shares of a Fund shall have such conversion features and exchange privileges, if any, as are determined by or ratified by the Board of Trustees of Nations Reserves and described in the then-current prospectus for such shares of such Fund.

              5.   Other Shareholder Services.  None

         D.   MARKET CLASS SHARES -- ALL FUNDS.

              1.   Maximum Initial Sales Load:  None

              2.   Contingent Deferred Sales Charge:  None

              3. Maximum Rule 12b-1 Distribution Fees: Pursuant to a Distribution Plan adopted under Rule 12b-1, the Market Class Shares of each Fund may

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                   pay distribution fees of up to 0.20%
                   of the average daily net assets of such shares.

              4. Maximum Shareholder Servicing Fees: Pursuant to a Shareholder Servicing Plan, the Market Class Shares of each Fund may pay shareholder servicing fees of up to 0.25% of the average daily net assets of such shares.

              5. Conversion Features/Exchange Privileges: Market Class Shares of a Fund shall have such conversion features and exchange privileges, if any, as are determined by or ratified by the Board of Trustees of Nations Reserves and described in the then-current prospectus for such shares of such Fund.

              6.   Other Shareholder Services:  None

  IV.    BOARD REVIEW.

         The Board of Trustees of Nations Reserves shall review this Plan as frequently as it deems necessary. Prior to any material amendment(s) to this Plan with respect to a Fund's shares, the Board of Trustees of Nations Reserves, including a majority of the Trustees who are not interested persons of Nations Reserves, shall find that the Plan, as proposed to be amended (including any proposed amendments to the method of allocating class and/or fund expenses), is in the best interests of each class of shares of the Fund individually, and the Fund as a whole. In considering whether to approve any proposed amendment(s) to the Plan, the Trustees of Nations Reserves shall request and evaluate such information as they consider reasonably necessary to evaluate the proposed amendment(s) to the Plan.

Adopted: April 12, 1995
Amended: July 13, 1995
         September 7, 1995
         February 4, 1998